Exhibit 99.2

 RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT is made as of this 12th day of December 2011 (the “Grant Date”), by and between DNB Financial Corporation (“Holding Company”) and (“Grantee”).

Background:

Grantee is a valued employee or director of the Holding Company and/or DNB First, National Association (the “Bank”) (the Holding Company and the Bank are collectively referred to herein as the “Company”).  The Holding Company’s Board of Directors adopted the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan on November 24, 2004 (“Plan”).  As additional compensation for Grantee’s past and future services to the Company, and to induce the Grantee to continue Grantee’s efforts to enhance the value of the Company for shareholders, generally, the Company wishes to conditionally transfer rights to receive shares of Common Stock of the Holding Company to Grantee pursuant to the terms of the Plan, subject to the additional terms and conditions of this Agreement.

NOW, THEREFORE, the Company and Grantee hereby agree as follows, intending to be legally bound:

1. Subject to and as soon as practicable following the satisfaction of the vesting condition set forth in Paragraph 2, below, the Company agrees to transfer to Grantee on the “Vesting Date” (defined below) December 12, 2015, ______ shares of the Holding Company’s common stock, par value $1.00 per share (“Award Shares”), minus that number of Award Shares, if any, required to pay taxes as more fully described in Paragraph 3, below (such shares actually transferred to Grantee are sometimes hereinafter referred to as “Transferred Shares”), subject to the transfer restrictions in this Agreement and the Plan.  The number of Award Shares is subject to adjustment as provided in Section 10.1 of the Plan.

2. Grantee shall first be entitled to the Award Shares on a date (the “Vesting Date”) that shall be the earlier of (1) the Fourth (4th) anniversary of the Grant Date, (2) the date of Grantee’s death, (3) Grantee’s termination of employment on account of disability, (4) the date on which a “Change in Control” (as hereinafter defined) of the Company first occurs, or (5) the later of the second (2nd) anniversary of the Grant Date, provided he has continued to perform substantial services for the Company through that date, or the date on which Grantee attains age sixty-five (65), subject to such further terms and conditions of the Plan as may be applicable.  If Grantee’s employment terminates for any reason prior to the Vesting Date, this Agreement shall automatically terminate, the Grantee shall forfeit all rights hereunder, and no shares of common stock or other consideration shall be transferred to Grantee pursuant to this Agreement. For this purpose, “Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), provided that a “Change in Control” shall nevertheless be deemed to have occurred if either (a) any "persons" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the Grant Date), other than the Company or any "person" who on the date hereof is a director of officer of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities, or (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.  If Grantee’s employment as an employee and service as a director (collectively, “Service”) with the Company, terminates for any reason (including but not limited to Grantee’s death or disability or voluntary or involuntary termination of Service) prior to the Vesting Date, this Agreement shall automatically terminate, the Grantee shall forfeit all rights hereunder, and no shares of common stock or other consideration shall be transferred to Grantee pursuant to this Agreement.

3. At Grantee’s written election, to be provided in writing to the Company on or prior to the Vesting Date together with the cash necessary for such payment, Grantee shall pay to the Company in cash an amount sufficient to fund all of the Federal, state and local taxes the Company may be required to withhold with respect to the Award Shares.  To the extent that the Grantee shall not so have elected and paid the necessary amount on or prior to the Vesting Date, the Company may reduce the Award Shares by that number of shares having an aggregate Fair Market Value, as of the Vesting Date, equal to the aggregate amount of Federal, state and local taxes required to be withheld with respect to the Award Shares.

4. Grantee shall not sell, assign, pledge, gift, encumber or otherwise alienate or dispose of any of the Transferred Shares for one (1) year from the Vesting Date.  Each certificate for the Transferred Shares shall bear the following legend:

“Sale, assignment, pledge, gift, encumbrance or other alienation or disposition of the shares represented by this certificate may be restricted as provided under applicable federal and state securities laws, and are also restricted and prohibited until _______________  pursuant to the terms of a Restricted Stock Award Agreement dated December 12, 2011, between DNB Financial Corporation and the holder of the shares named on this certificate, and the provisions of the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan approved on November 24, 2004, each of which may be examined at the principal office of the Company, and any subsequent transfer is subject to the terms and conditions of such Agreement and Plan.”

5. As a condition to any transfer, encumbrance or other alienation of any of the Transferred Shares, Grantee shall provide the Company and/or any transfer agent or broker upon request with such certifications, legal opinions and other documents as they may request with respect to applicable securities and tax laws.

6. Nothing in this Agreement confers on Grantee any right to continue as an employee or director of the Company or any affiliate or interfere with or restrict in any way the rights of the Company or its affiliates to terminate Grantee’s employment or other Service at any time.

7. Transfer of rights under this Agreement are further restricted as provided in the Plan.  Grantee acknowledges receipt of a copy of the Plan, which is incorporated into this Agreement.  Capitalized terms not otherwise defined in this Agreement shall have the respective meanings, if any, assigned to such terms in the Plan.  This Agreement is an “Award Agreement” under the Plan.

8. This Agreement is governed by the internal laws of Pennsylvania, without giving effect to the choice of law or conflict of laws principles, subject to pre-emption by applicable federal law and regulations.

The parties hereby have duly entered into this Agreement as of the first date set forth above.

ATTEST:	DNB FINANCIAL CORPORATION
___________________________________	By:________________________________
Print Name:	Print Name:
Title:	Title:

Witness:	GRANTEE
___________________________________	(Signature) _____________________________
Print Name
Address